SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                          1934 (Amendment No.    )
Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:

/ /    Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/    Definitive Proxy Statement
/ /    Definitive Additional Materials
/ /    Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             TECO Energy, Inc.
 ......................................................................
              (Name of Registrant as Specified In Its Charter)

 ......................................................................

  (Name of Person(s) filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
/X/    No fee required.

/ /    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
       0-11.

   1)  Title of each class of securities to which transaction applies:
   ..................................................................
   2)  Aggregate number of securities to which transaction applies:

   ..................................................................
   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
   ..................................................................
   4)  Proposed maximum aggregate value of transaction:

     .................................................................
   5)  Total fee paid:
   ..................................................................

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)  Amount Previously Paid:
   ..................................................................
   2)  Form, Schedule or Registration Statement No.:

   ..................................................................
   3)  Filing Party:
   ..................................................................

   4)  Date Filed:
   ..................................................................


[TECO Energy Logo]



                                                              March 4, 1999




                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON APRIL 21, 1999



     The  Annual  Meeting  of the Shareholders of TECO Energy, Inc. will be held at the principal office of the Corporation, TECO Plaza, 702 North Franklin Street, Tampa, Florida, on Wednesday, April 21, 1999 at 11:30

a.m., for the following purposes:

     1.   To elect three directors.


     2. To consider and act on such other matters, including the shareholder proposal on pages 12 and 13 of the accompanying proxy statement, as may properly come before the meeting.

     Shareholders of record at the close of business on February 12, 1999 will be entitled to vote at the meeting and at any adjournments thereof.

     Even if you plan to attend the meeting, you are requested to mark, sign and date the enclosed proxy and to return it promptly in the accompanying envelope. If you attend the meeting and wish to vote in person, your proxy will not be used.



                              By order of the Board of Directors,



                              D. E. Schwartz, Secretary




TECO ENERGY, INC.
P.O. Box 111   Tampa, Florida 33601  (813) 228-4111







                             TECO ENERGY, INC.

                     P.O. Box 111, Tampa, Florida 33601

                              PROXY STATEMENT



     The enclosed proxy is solicited on behalf of the Board of Directors of TECO Energy, Inc. (the Corporation ) to be voted at the Annual Meeting of Shareholders of the Corporation to be held at the time and place and for the purposes set forth in the foregoing notice. This proxy statement and the enclosed proxy are being mailed to shareholders beginning on or about March 4, 1999.



                            VOTING OF SECURITIES


     As of February 12, 1999, the record date for the determination of shareholders entitled to vote at the meeting, the Corporation had outstanding 131,956,702 shares of Common Stock, $1 par value ( Common Stock ), the only class of stock of the Corporation outstanding and entitled to vote at the meeting. The holders of Common Stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting.

     The presence at the meeting, in person or by proxy, of a majority of the shares outstanding on the record date will constitute a quorum. Abstentions and broker non-votes will be considered as shares present for purposes of determining the presence of a quorum.

     A shareholder giving a proxy may revoke it at any time before it is exercised at the meeting by filing with the Secretary of the Corporation a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

     Shares represented by valid proxies received will be voted in the manner specified on the proxies. If no instructions are indicated on the proxy, the proxy will be voted for the election of the nominees for director named below and against the shareholder proposal described below.

     The affirmative vote of a majority of the Common Stock of the Corporation represented at the meeting in person or by proxy will be required to elect directors and to approve the shareholder proposal. For each of these matters, (i) abstentions will be considered as represented at the meeting and, therefore, will be the equivalent of a negative vote and
(ii) broker non-votes will not be considered as represented at the meeting.



                           ELECTION OF DIRECTORS


     The Corporation's Bylaws provide for the Board of Directors to be divided into three classes, with each class to be as nearly equal in number as possible. As the term of one class of directors expires, their successors are elected for a term of three years at each annual meeting of shareholders. Messrs. Ausley, Ferman and Welch have been nominated for terms expiring in 2002, and each has consented to serve if elected. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may designate.



































     The following table contains certain information as to the nominees and each person whose term of office as a director will continue after the meeting. Information on the share ownership of each of these individuals is included under Share Ownership below.




                            Principal Occupation
                         During Last Five Years                    Present
                                and Other            Director       Term
 Name              Age   Directorships Held (1)     Since (1)     Expires

Girard F.          66    Chairman of the Board,       1994          2001
 Anderson                President   and  Chief
                         Executive     Officer,
                         TECO   Energy,   Inc.;
                         f o r m e rly    Chief
                         Operating  Officer and
                         p r i o r      thereto
                         E x e c u tive    Vice
                         P r e s i dent-Utility
                         O p e rations,    TECO
                         Energy,    Inc.    and
                         President   and  Chief
                         Operating     Officer,
                         Tampa Electric Company

*DuBose Ausley     61    Chairman,   Ausley   &       1992          1999
                         McMullen  (attorneys),
                         Tallahassee,  Florida;
                         formerly     Chairman,
                         Macfarlane,    Ausley,
                         Ferguson   &  McMullen
                         ( a t t o r n e y s ),
                         Tallahassee,  Florida;
                         also   a  director  of
                         Sprint Corporation and
                         Capital    City   Bank
                         Group, Inc.










                            Principal Occupation
                         During Last Five Years                    Present
                                and Other            Director       Term
 Name              Age   Directorships Held (1)     Since (1)     Expires

Sara L. Baldwin    67    P r ivate    Investor;       1980          2000
                         f o r m e r ly    Vice
                         President, Baldwin and
                         Sons,  Inc. (insurance
                         a g e n cy),    Tampa,
                         Florida

Hugh L. Culbreath  77    R e tired;    formerly       1971          2000
                         Chairman of the Board,
                         TECO Energy, Inc.

*James L. Ferman,  55    P r esident,    Ferman       1985          1999
 Jr.                     Motor   Car   Company,
                         I n c .    (automobile
                         dealerships),   Tampa,
                         Florida; also Chairman
                         of  The  Bank of Tampa
                         and     its    holding
                         company,   The   Tampa
                         Banking Company

Edward L. Flom     69    R e tired;    formerly       1980          2000
                         Chairman  of the Board
                         and   Chief  Executive
                         Officer, Florida Steel
                         C o r p o r a t i o n
                         ( p r o duction    and
                         fabrication  of  steel
                         p r oducts),    Tampa,
                         Florida;     also    a
                         director   of  Outback
                         Steakhouse, Inc.













                            Principal Occupation
                         During Last Five Years                    Present
                                and Other            Director       Term
 Name              Age   Directorships Held (1)     Since (1)     Expires

Henry R. Guild,    70    P r e s i d ent    and       1980          2000
 Jr.                     Director,    Northeast
                         Investment Management,
                         Inc. (private trustees
                         and  family investment
                         advisers),     Boston,
                         Massachusetts

Tom L. Rankin      58    Independent Investment       1997          2001
                         M a nager;    formerly
                         Chairman  of the Board
                         and   Chief  Executive
                         Officer, Lykes Energy,
                         Inc.    (the    former
                         holding   company  for
                         the     Peoples    Gas
                         companies)  and  Lykes
                         Bros. Inc.

William P. Sovey   65    Chairman  of the Board       1996          2000
                         and    formerly   Vice
                         Chairman   and   Chief
                         Executive     Officer,
                         Newell  Co.  (consumer
                         products),   Freeport,
                         Illinois;    also    a
                         director    of    Acme
                         Metals, Inc.

J. Thomas          60    Managing  Partner, The       1987          2001
 Touchton                Witt-Touchton  Company
                         (private    investment
                         partnership),   Tampa,
                         Florida;     also    a
                         director of 18 Merrill
                         Lynch-sponsored mutual
                         funds







                            Principal Occupation
                         During Last Five Years                    Present
                                and Other            Director       Term
 Name              Age   Directorships Held (1)     Since (1)     Expires

John A. Urquhart   70    President,   John   A.       1991          2001
                         Urquhart    Associates
                         ( m a n a g e m e n t
                         c o n s u l t a n ts),
                         Fairfield, Connecticut
                         and  Senior Advisor to
                         the   Chairman,  Enron
                         Corp.     (diversified
                         natural  gas company),
                         H o u s ton,    Texas;
                         formerly  Senior  Vice
                         P r e s ident,    G.E.
                         Industrial   &   Power
                         S y s tems,    General
                         Electric Company; also
                         a director of Aquarion
                         Company,   Catalytica,
                         Inc.,  Enron Corp. and
                         Hubbell Incorporated

*James O. Welch,   67    Retired; formerly Vice       1976          1999
 Jr.                     Chairman, RJR Nabisco,
                         Inc.   and   Chairman,
                         Nabisco  Brands, Inc.;
                         also   a  director  of
                         Kmart  Corporation and
                         Vanguard    Group   of
                         Investment Companies
____________

 *Nominee for election as director

(1) All of the directors of the Corporation also serve as directors of Tampa Electric Company, and the period of service shown includes service on Tampa Electric Company's Board prior to the formation of the Corporation on January 15, 1981. On April 15, 1981, the Corporation became the corporate parent of Tampa Electric Company as a result of a reorganization.




     The Board of Directors held six meetings in 1998. All directors attended at least 75% of the meetings of the Board and Committees on which they served.

     The Corporation has standing Audit and Compensation Committees of the Board of Directors. It does not have a Nominating Committee. The Compensation Committee, which met five times in 1998, is currently composed of Mrs. Baldwin and Messrs. Guild, Sovey, Urquhart and Welch (Chairman), as well as Robert L. Ryan who is not standing for reelection as a director. The Audit Committee, which met twice in 1998, is currently composed of Messrs. Ferman, Flom, Rankin and Touchton (Chairman). For additional information about the Compensation Committee and the Audit Committee, see Executive Compensation - Compensation Committee Report on Executive Compensation and Information Concerning Auditors and Audit Committee below.

     The Corporation paid $934,861 for legal services rendered during 1998 by Ausley & McMullen, of which Mr. Ausley serves as Chairman. In addition, the Corporation paid $75,000 in 1998 for the use of an outdoor recreational and conference facility operated by a partnership in which Mr. Ausley has an indirect 50% interest.

     Lykes Bros. Steamship Co., Inc., of which Mr. Rankin served as an executive officer until May 1996, filed for reorganization under Chapter 11 of the federal bankruptcy laws on October 11, 1995.

Compensation of Directors

     Directors who are not employees or former employees of the Corporation or any of its subsidiaries are paid an annual retainer of $27,000 and attendance fees of $750 for each meeting of the Board of the Corporation, $750 for each meeting of the Board of Tampa Electric Company and $1,000 for each meeting of a Committee of the Board on which they serve. Directors may elect to receive all or a portion of their compensation in the form of Common Stock. Directors may also elect to defer any of their cash compensation with a return calculated at either the 90-day U.S. Treasury bill rate or a rate equal to the total return on the Corporation's Common Stock.

     The Corporation has an agreement with Mr. Culbreath under which he will provide consulting services to the Corporation through December 31,




2000 for compensation at a rate of $175,000 per year. Mr. Culbreath served as Chief Executive Officer of the Corporation until April 1989 and retired as an employee in April 1990 at which time the consulting relationship commenced. The agreement provides a severance benefit (in the event of termination of Mr. Culbreath's consultancy following a change in control of the Corporation) equal to the total compensation that would have been payable over the remaining term of the agreement. This benefit will be reduced to the extent that such benefit, taking into account any other compensation provided by the Corporation, would not be deductible by the Corporation pursuant to Section 280G of the Internal Revenue Code.

     1997 Director Equity Plan. All non-employee directors participate in the Corporation's 1997 Director Equity Plan, which allows for a variety of equity-based awards. In 1998, each non-employee director received a grant of 325 shares and an option for 2,000 shares of Common Stock. The exercise price for these options is the fair market value on the date of grant. They are exercisable immediately and expire ten years after grant or earlier as provided in the plan following termination of service on the Board.



                              SHARE OWNERSHIP

     There is no person known to the Corporation to be the beneficial owner of more than five percent of the outstanding Common Stock as of December 31, 1998.

     The following table sets forth the shares of Common Stock beneficially owned as of January 31, 1999 by the Corporation's directors and nominees, its executive officers named in the summary compensation table below and its directors and executive officers as a group. Except as otherwise noted, such persons have sole investment and voting power over the shares. The number of shares of the Corporation's Common Stock beneficially owned by any director or executive officer does not exceed 1% of such shares outstanding at January 31, 1999; the percentage beneficially owned by all directors and executive officers as a group as of such date is 1.67%.













     Name                 Shares (1)       Name                Shares (1)

     Girard F. Anderson    240,669(2)    J. Thomas Touchton     31,486
     DuBose Ausley          32,476       John A. Urquhart       30,606(10)
     Sara L. Baldwin        30,404(3)    James O. Welch, Jr.    36,086(11)
     Hugh L. Culbreath      60,500(4)(5) Alan D. Oak           170,965(2)(12)
     James L. Ferman, Jr.   35,741(6)    Roger H. Kessel       114,627(2)
     Edward L. Flom         35,413(7)    John B. Ramil          52,395(2)(13)
     Henry R. Guild, Jr.   103,165(5)(8) William N. Cantrell   105,276(2)(14)
     Tom L. Rankin         957,659(9)    All directors and
     Robert L. Ryan          4,325        executive officers
     William P. Sovey       16,432        as a group (21
                                          persons)            2,202,070(2)(15)


          (1) The amounts listed include the following shares that are subject to options granted under the Corporation's stock option plans: Mr. Anderson, 178,500 shares; Mr. Ausley, 22,000 shares; Mrs. Baldwin and Messrs. Culbreath, Ferman, Flom, Guild, Touchton and Welch, 24,000 shares each; Mr. Rankin, 12,000 shares; Mr. Ryan, 4,000 shares; Mr. Sovey, 14,000 shares; Mr. Urquhart, 21,200 shares; Mr. Oak,
                92,900  shares;  Mr.  Kessel,  98,100  shares;  Mr. Ramil,
                39,030 shares; Mr. Cantrell, 54,030 shares; and all directors and executive officers as a group, 834,375 shares.

          (2) The amounts listed include the following shares that are held by benefit plans of the Corporation for an officer's account: Mr. Anderson, 9,278 shares; Mr. Oak, 10,661 shares; Mr. Kessel, 2,964 shares; Mr. Ramil, 3,916 shares; M r . Cantrell, 7,813 shares; and all directors and executive officers as a group, 45,789 shares.

          (3) Includes 350 shares held by a trust of which Mrs. Baldwin is a trustee.

          (4) Includes 6,000 shares owned by Mr. Culbreath's wife, as to which shares he disclaims any beneficial interest.




          (5) Includes 30,500 shares held by Mr. Guild as trustee for the benefit of Mr. Culbreath.

          (6) Includes 2,584 shares owned jointly by Mr. Ferman and his wife. Also includes 951 shares owned by Mr. Ferman's wife, as to which shares he disclaims any beneficial interest.

          (7) Includes 1,596 shares owned by Mr. Flom's wife, as to which shares he disclaims any beneficial interest.

          (8) Includes an additional 44,779 shares held by trusts of which Mr. Guild is a trustee.

          (9) Includes 1,343 shares owned by Mr. Rankin's wife, as to which shares he disclaims any beneficial interest.

          (10) Includes 1,000 shares owned by Mr. Urquhart's wife, as to which shares he disclaims any beneficial interest.

          (11) Includes 2,000 shares owned by a charitable foundation of which Mr. Welch is a trustee.

          (12) Includes 26,774 shares held by a trust of which Mr. Oak is a trustee. Also includes 20,130 shares owned by Mr. Oak's wife, as to which shares he disclaims any beneficial interest.

          (13) Includes 1,494 shares owned jointly by Mr. Ramil and other family members.

          (14) Includes 16,600 shares owned by Mr. Cantrell's wife, as to which shares he disclaims any beneficial interest.

          (15) Includes a total of 4,078 shares owned jointly. Also includes a total of 47,620 shares owned by spouses, as to which shares beneficial interest is disclaimed.









                         SHAREHOLDER RETURN PERFORMANCE GRAPH


           The following graph shows the cumulative total shareholder return on the Corporation's Common Stock on a yearly basis over the five-year period ended December 31, 1998, and compares this return with that of the S&P 500 Composite Index and the S&P Electric Utilities Index. The graph assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1993 and that all dividends were reinvested.


                        [SHAREHOLDER RETURN PERFORMANCE GRAPH]




                                             December 31, 1998

                                    1993  1994  1995  1996  1997  1998

               TECO Energy, Inc.    $100   $94  $125  $123  $150  $158

               S&P Electric         $100   $87  $114  $114  $144  $166
                Utilities Index

               S&P 500 Index        $100  $101  $139  $171  $229  $294


                                EXECUTIVE COMPENSATION

                Compensation Committee Report On Executive Compensation

           The Compensation Committee of the Board of Directors, composed entirely of independent, non-employee directors, recommends to t h e Board the compensation of executive officers and administers the Corporation's long-term incentive plan. The objective of the Corporation's compensation program is to enhance shareholder value by attracting and retaining the talent needed to manage and build the Corporation's businesses. T h e Committee seeks, therefore, to provide compensation opportunities that are competitive and link the interests of shareholders and executives.








           Upon the Committee's recommendation, the Board in 1996 adopted stock ownership guidelines of five times base salary for the CEO and three times base salary for the other executive officers. These guidelines allow the executives five years to acquire this amount of stock and do not recognize stock options as shares owned.

           The components of the Corporation's executive compensation program, base salary, annual incentive awards and long-term incentive awards, are described below.

           Base Salary. Base salary is designed to provide each executive with a fixed amount of annual compensation that is competitive with the marketplace. The Corporation's salary structure for its executive officers utilizes various salary grade ranges and associated midpoints. Each executive officer is assigned to a salary grade by the Board, on the recommendation of the Committee, based on the officer's experience level and scope of responsibility and a market assessment conducted by the Corporation's outside consultant, Towers Perrin, of the median compensation paid to executives with similar positions in general industry by organizations having comparable revenues. Each year, the Committee adjusts the salary ranges based on s u r veys by outside consultants of expected changes in compensation levels at general industrial and electric utility companies and recommends adjustments to the base salaries for the executive officers. In 1998, adjustments were made to the base salaries for each executive officer except the Chief Executive Officer and the Chief Operating Officer, whose salaries were set in November of 1997 when they were named to those positions. In making these adjustments, the Committee took into account the midpoint of the officer's assigned salary g r ade and the Committee's subjective evaluation of the
           officer's  individual  performance.   For 1998, the CEO's base
           salary was 100% of the midpoint of his assigned salary grade.

           Annual Incentive Awards. The Corporation has an annual incentive program intended to encourage actions that contribute to improved operating and financial results which provides for incentive awards based on the achievement of corporate and individual performance goals. Target awards can range up to 60%




           of the midpoint of the salary range for the CEO, 45-50% for the other named executive officers and lower percentages for other officers. In setting these percentages, the Committee used data from the market assessment referred to above. Under the Corporation's program, additional payments of up to 50% of the target awards may be made if the goals are exceeded; lesser amounts may be paid if the goals are not achieved, but only if the Corporation's net income exceeds a threshold designated for that year. The Board may decide to adjust awards if the plan formula would unduly penalize or reward management and, in individual cases, to vary the calculated award based on the officer's total performance.

           The 1998 objectives for all the executive officers under the incentive program included overall operating and financial performance targets measured by the Corporation's net income and/or the Corporation's return on equity. 60% of the CEO's 1998 target award was based on these factors. Additional quantitative targets were used for some of the other executive officers including, in the case of certain officers, targets relating specifically to the performance of the companies for which they have chief operating responsibility.


           I n addition to measuring performance against the 1998 quantitative targets, the Committee evaluated each executive's performance against qualitative objectives. These objectives focused on aspects of the Corporation's business that directly related to the executive officer's individual responsibilities. 40% of the CEO's 1998 target award was based on these qualitative objectives which, in his case, focused on the formulation and implementation of the Corporation's long-term strategic plan and actions with respect to opportunities for
           future   growth.    The  Committee's  review  consisted  of  a
           subjective evaluation of his achievement of these objectives. Based on this evaluation and the Corporation's 1998 net income and return on equity, the CEO received an incentive award of 54% of the midpoint of his salary grade.

           Long-Term  Incentive  Awards.    The long-term component of the
           Corporation's incentive compensation program consists of equity-based grants which have been in the form of stock




           options and restricted stock. These grants are designed to create a mutuality of interest with shareholders by motivating the CEO and the other executive officers and key personnel to manage the Corporation's business so that the shareholders investment will grow in value over time. The Committee's policy has been to base individual awards on an annual study by Towers Perrin comparing the value of long-term incentive grants to salary levels in general industry. The Committee does not normally consider the amount of an individual's outstanding or previously granted options or shares in determining the size of the grant. The 66,500 options and the 13,028 shares of restricted stock granted to the CEO in April of 1998 reflected these policies and, as in the case of the other executive officers, the results of the Committee's review of his performance conducted when it considered his base salary for 1998.

           With respect to qualifying compensation paid to executive officers under Section 162(m) of the Internal Revenue Code, the Corporation does not expect to have any significant amount of compensation exceeding the $1 million annual limitation. Accordingly, the Committee has recommended that the Corporation continue to structure its executive compensation program to meet the objectives described in this report, rather than modifying it to achieve a relatively small decrease in its federal income tax liability. Compensation attributable to outstanding stock options or stock options granted under the Corporation's 1996 Equity Incentive Plan will not be subject to t h e l imitation under Section 162(m) under applicable regulations.



                                    By the Compensation Committee,


                                    James O. Welch, Jr. (Chairman)
                                    Sara L. Baldwin
                                    Henry R. Guild, Jr.
                                    Robert L. Ryan
                                    William P. Sovey
                                    John A. Urquhart





           The following tables set forth certain compensation information for the Chief Executive Officer of the Corporation and each of the four other most highly compensated executive officers of the Corporation and its subsidiaries.




















































                                        Summary Compensation Table

                                                                 Long-Term
                                     Annual                     Compensation
                                  Compensation                     Awards
                                                                     Shares

                                                   Restricted      Underlying           All Other
   Name and                                          Stock        Options/SARs        Compensation (3)
   Principal Position    Year   Salary    Bonus    Awards (1)        (#)(2)
   Girard F. Anderson    1998  $500,000  $270,500    $360,713        66,500              $20,472
    Chairman, President  1997   418,250   193,247     386,613          0                  17,487
    and Chief            1996   386,250   250,000     298,450          0                  31,106
    Executive Officer


   Alan D. Oak           1998   375,000   160,000     196,581        49,900               15,447
    Executive Vice       1997   272,500   103,000     179,763          0                  11,715
    President and        1996   241,750   160,000     143,350          0                  15,248
    Chief Operating
    Officer

   Roger H. Kessel       1998   271,500  115,000     99,675          25,100               11,286
   Executive Vice        1997   258,500   100,000    179,763           0                  11,161
    President            1996   248,500   163,000    143,350           0                  11,063


   John B. Ramil         1998   237,500   147,500    132,208         16,830               10,490
    President of Tampa   1997   175,833    48,000      96,038          0                   7,975
    Electric Company     1996   147,750    42,000          0         8,000                10,284









   William N. Cantrell   1998   230,000   115,000     132,208        16,830                9,342
    President - Peoples  1997   180,000    75,000     118,200          0                   8,052
    Gas Companies        1996   151,500    45,000         0          8,000                10,515


          (1) The reported values of the restricted stock awards were determined using the closing market price of the Common Stock on the date of grant. Restricted stock holdings and the values thereof based on the closing price of the Common Stock on December 31, 1998 were as follows: Mr. Anderson, 13,028 shares ($367,227); Mr. Oak, 20,500 shares
                ($577,844);  Mr.  Ramil,  8,675 shares ($244,527); and Mr.
                Cantrell, 9,575 shares ($269,895). Mr. Kessel's shares have vested, and Mr. Anderson's shares will vest on April 15, 1999. The other shares listed above will vest more than three years after the date of grant. Holders of restricted stock receive the same dividends as holders of other shares of Common Stock.

          (2)   Limited  stock  appreciation rights were awarded in tandem
                with   the  options  granted.    See  Footnote  (2)  under
                Option/SAR Grants in Last Fiscal Year  below.

          (3) The reported amounts for 1998 consist of $372 of premiums paid by the Corporation to the Executive Supplemental Life Insurance Plan for each of the named executive officers, with the balance in each case being employer contributions under the TECO Energy Group Retirement Savings Plan and Retirement Savings Excess Benefit Plan.








                            Option/SAR Grants in Last Fiscal Year


                               Individual Grants

                      Number of     % of Total

                       Shares     Options/SARs   Exercise               Grant
                     Underlying    Granted to    or Base               Date
                    Options/SARs  Employees in    Price   Expiration   Present
     Name           Granted(1)(2)  Fiscal Year  Per Share    Date      Value(3)

   Girard F. Anderson   66,500       8.87      $27.5625     4/15/08    $265,222

   Alan D. Oak          49,900       6.66       27.5625     4/15/08     199,016

   Roger H. Kessel      25,100       3.35       27.5625     4/15/08     100,106

   John B. Ramil        16,830       2.25       27.5625     4/15/08      67,123

   William N. Cantrell  16,830       2.25       27.5625     4/15/08      67,123

   (1)   The options are exercisable beginning on the date of grant, April
         15, 1998.

   (2) An equal number of stock appreciation rights which can only be exercised during limited periods following a change in control of the Corporation ( LSAR's) were awarded in tandem with the options granted in 1998. Upon exercise of an LSAR, the holder is entitled to an amount of shares based upon the difference between the exercise price and the highest price paid or offered for Common Stock during the 30-day period preceding a change in control of the Corporation. The exercise of an option or an LSAR results in a corresponding reduction in the other.

   (3) The values shown are based on the Black-Scholes valuation model and are stated in current annualized dollars on a present value basis. The key assumptions used for purposes of this calculation include the following: (a) a 5.86% discount rate; (b) a volatility factor based upon the average trading price for the 36-month period ending March 31, 1998; (c) a dividend factor based upon the 3-year average dividend paid for the period ending March 31, 1998;
         (d) the 10-year option term; and (e) an exercise price equal to the fair market value on the date of grant. The present value of




         the options reported has been calculated by multiplying $27.5625, the share price on the date of grant, by .1447, the Black-Scholes valuation factor, and by the number of shares underlying the options granted. The actual value an executive may realize will depend upon the extent to which the stock price exceeds the exercise price on the date the option is exercised. Accordingly, the value, if any, realized by an executive will not necessarily be the value determined by the Black-Scholes model.




















































             Aggregated Option/SAR Exercises in Last Fiscal Year and

                         Fiscal Year-End Option/SAR Value
                                                   Number of
                                                    Shares         Value of
                                                  Underlying      Unexercised
                                                  Unexercised    In-The-Money

                                                 Options/SARs     Options/SARs
                                                  at Year-End     at Year-End
                         Shares
 Name                  Acquired on     Value     Exercisable/    Exercisable/
                      Exercise (#)  Realized($)  Unexercisable   Unexercisable

 Girard F. Anderson         0            0         178,500/0       $828,530/0
 Alan D. Oak                0            0          92,900/0        302,469/0
 Roger H. Kessel         64,000       809,002       98,100/0        580,906/0
 John B. Ramil              0            0          39,030/0        135,847/0
 William N. Cantrell     21,400       337,825       54,030/0        291,065/0






















                                  Pension Table

    The following table shows estimated annual benefits payable under the Corporation s pension plan arrangements for the named executive officers other than Mr. Kessel.


                                          Years of Service
       Final
       Average Earnings          5        10          15   20 or More

      $300,000                 45,000    90,000    135,000   180,000
       350,000                 52,500   105,000    157,500   210,000
       400,000                 60,000   120,000    180,000   240,000
       450,000                 67,500   135,000    202,500   270,000
       500,000                 75,000   150,000    225,000   300,000
       550,000                 82,500   165,000    247,500   330,000
       600,000                 90,000   180,000    270,000   360,000
       650,000                 97,500   195,000    292,500   390,000
       700,000                105,000   210,000    315,000   420,000
       750,000                112,500   225,000    337,500   450,000
       800,000                120,000   240,000    360,000   480,000
       850,000                127,500   255,000    382,500   510,000
       900,000                135,000   270,000    405,000   540,000
       950,000                142,500   285,000    427,500   570,000
     1,000,000                150,000   300,000    450,000   600,000

    The annual benefits payable to each of the named executive officers are equal to a stated percentage of such officer's final average earnings multiplied by his number of years of service, up to a stated maximum. Final average earnings are based on the greater of (i) the officer's final 36 months of earnings or (ii) the officer's highest three consecutive calendar years of earnings out of the five calendar years preceding retirement. The amounts shown in the table are based on 3% of such earnings and a maximum of 20 years of service. The amounts payable to Mr. Kessel are based on 5% of earnings and a maximum of 12 years of service.

    The earnings covered by the pension plan arrangements are the same as those reported as salary and bonus in the summary compensation table above. Years of service for the named executive officers are as follows: Mr. Anderson (39 years), Mr. Oak (25 years), Mr. Kessel (9 years), Mr. Ramil (22 years) and Mr. Cantrell (23 years). The pension benefit is computed as a straight-life annuity commencing at the





    officer's normal retirement age and is reduced by the officer's Social Security benefits. The normal retirement age is 62 for Messrs.
    Anderson and Kessel, 63 for Messrs. Oak and Cantrell and 63 and 2 months for Mr. Ramil.

    The present value of the portion of the officer's pension benefit that is in excess of the amount payable under the Corporation's qualified retirement plan is, at the election of the officer, payable in the form of a lump sum. The pension plan arrangements also provide death benefits to the surviving spouse of an officer equal to 50% of the benefit payable to the officer. If the officer dies during employment before reaching his normal retirement age, the benefit is based on the officer's service as if his employment had continued until such age. The death benefit is payable for the life of the spouse.



   Employment and Change in Control Arrangements

    The Corporation has severance agreements with the named executive officers under which payments will be made under certain circumstances in connection with a change in control of the Corporation. A change in control means in general an acquisition by any person of 30% or more of the Common Stock, a change in a majority of the directors, a merger or c o n s o lidation of the Corporation in which the Corporation's shareholders do not have at least 65% of the voting power in the surviving entity or a liquidation or sale of the assets of the Corporation. Each of these officers is required, subject to the terms of the severance agreements, to remain in the employ of the Corporation for one year following a potential change in control (as defined) unless a change in control earlier occurs. The severance agreements provide that in the event employment is terminated by the Corporation without cause (as defined) or by one of these officers for good reason (as defined) in contemplation of or following a change in control, or if the officer terminates his employment for any reason during the thirteenth month following a change in control, the Corporation will make a lump sum severance payment to the officer of three times annual salary and bonus. In such event, the severance agreements also provide for: (i) a cash payment equal to the additional retirement benefit which would have been earned under the Corporation's retirement plans if employment had continued for three years following the date of termination and (ii) participation in the life, disability, accident and health insurance plans of the Corporation for such period except to the extent such benefits are provided by a subsequent employer.





    In addition, the terms of the restricted stock awarded to the named executive officers provide for full vesting upon a change in control. These officers will also receive a payment to compensate for the additional taxes, if any, payable on the benefits received under the severance agreements and any other benefits contingent on a change in control as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code.


                             SHAREHOLDER PROPOSAL

    John J. Phillips, 8020 34th Avenue North, St. Petersburg, Florida 33710, the holder of 500 shares of Common Stock, has submitted the following proposal:

    RESOLVED: That the stockholders of Teco Energy Inc., assembled in annual meeting in person and by proxy, hereby request that the Board of Directors, starting as soon as possible, amend future proxy materials to show each nominee for the Board of Directors
    listed  individually  with  a    For    or  Against  box after each
    nominee's name.

    A format that I would like to suggest is.

    Election of Directors:
    NOMINEES                 FOR            AGAINST

    Name of Candidate A      [     ]        [     ]
    Name of Candidate B      [     ]        [     ]
    Name of Candidate C      [     ]        [     ]


                                   Reasons

    The present proxy material, at first glance, only gives us the option of voting (A) For ALL NOMINEES or (B) AGAINST ALL NOMINEES . Then, almost as an afterthought and with no further explanation we are given the option to vote (C) FOR ALL NOMINEES EXCEPT __________. This line is barely long enough to fit in one name, let alone more than one name, complicating the process and definitely making it more difficult for those wishing to split their vote. Squeezing names in a limited space must also make it difficult for tallying purposes. Certainly we would not consider voting for our local, state or federal leaders in any other manner





    other than individually. We should have the same individual choice when electing Directors who will be representing us.

    The directors that we elect represent the stockholders and are individually and collectively responsible to them for sound and proper performance of their duties. They set the direction of the company through the Management, who are employees of the Company. The most important function of the Board of Directors is Management selection, evaluation, compensation, and replacement. Therefore, the office of Director is very significant and any method which allows us to make more intelligent selections is of great importance to us and the company.

    This proposal was submitted last year and was supported by enough of you, my fellow shareholders, to permit and encourage me to submit it again in perhaps a more clear fashion. The Securities and Exchange Commission allows other formats for the election of Directors including the one suggested above. I ask you to look at your proxy material and then look at the suggested format above and determine which is a more clear, simple and desirable format for the selection of Directors, and vote accordingly.

    This small change will greatly simplify the proxy material. It will allow stockholders to consider each candidate in a more clear, appropriate manner. I urge you to vote for this proposal.

    The Board of Directors OPPOSES the adoption of the above resolution for the following reasons:

    M r . Phillips submitted substantially the same proposal to the Corporation twice in the last five years, and each time it was overwhelmingly rejected by the Corporation's shareholders.

    The Securities and Exchange Commission has adopted a rule governing shareholder proxy cards which specifically approves the format for the election of directors used by the Corporation. In addition, the Board believes that a large majority of the publicly held companies in the United States use this same format, based on information obtained from the American Society of Corporate Secretaries, Inc.

    The Board disagrees with the claim that the current format complicates the voting process and lacks space for more than one name, given the




    shareholders use of this format for many years without any apparent difficulty and the widespread use by other companies of the same format. In fact, adoption of the proposed format would make the proxy voting process less convenient and more costly, since it would require shareholders to check several boxes rather than one and would increase the costs of tabulating the votes.

    The Board of Directors recommends a vote AGAINST this shareholder proposal.


















































              INFORMATION CONCERNING AUDITORS AND AUDIT COMMITTEE

    The Audit Committee reviews the scope of the audit procedures followed by the independent accountants and the results of their yearly audit, including the audited financial statements. The Committee also reviews the Corporation's internal auditing policies and procedures and the adequacy of the system of internal accounting and financial controls. After its review of the yearly audit, the Committee recommends the independent accountants to be appointed for the following year.

    Based on the Audit Committee's recommendation in April 1998, the Board r e a ppointed PricewaterhouseCoopers LLP to serve as independent accountants and to audit the Corporation's financial statements for 1998. Consistent with past procedures, independent accountants for the current fiscal year will be appointed by the Board at its April 1999 meeting.

    Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders and to be available to respond to appropriate questions. They will also have the opportunity to make a statement if they so desire.



                             SHAREHOLDER PROPOSALS

    Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the Exchange Act ) for inclusion in the Corporation's proxy materials relating to the Annual Meeting of Shareholders in the year 2000 must be received on or before November 5, 1999. In order for a shareholder proposal made outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by the Corporation not later than January 22, 2000. Any such proposals should be sent to: Secretary, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.

      ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER PROPOSALS AND NOMINATIONS

    The Bylaws of the Corporation provide that in order for a shareholder to bring business before or propose director nominations at an annual meeting, the shareholder must give written notice to the Secretary of the Corporation not later than 90 days in advance of the anniversary




    date of the immediately preceding annual meeting of shareholders. The notice must contain specified information about the proposed business or each nominee and the shareholder making the proposal or nomination. If the annual meeting is scheduled for a date that is not within 30 days before or after such anniversary date, the notice given by the shareholder must be received no later than the tenth day following the day on which the notice of such annual meeting date was mailed or public disclosure made, whichever first occurs.



                            SOLICITATION OF PROXIES

    In addition to the solicitation of proxies by mail, proxies may be solicited by telephone, facsimile or in person by regular employees of the Corporation. The Corporation has also retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $6,000 plus out-of-pocket expenses. All expenses of this solicitation, including the c o s t of preparing and mailing this proxy statement, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be paid by the Corporation.

                                 OTHER MATTERS

    The Board of Directors does not know of any business to be presented at the meeting other than the matters described in this proxy statement. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.



                                                        Dated: March 4, 1999

















                                                                Exhibit A


                              [TECO ENERGY LOGO]


                       1999 Annual Shareholders' Meeting
                     Wednesday April 21, 1999, 11:30 A.M.
                                  TECO Plaza
                           702 North Franklin Street
                             Tampa, Florida 33602


    Attached below is a proxy card for the 1999 Annual Meeting of Shareholders of TECO Energy, Inc.

    Please detach the proxy card and mark the boxes to indicate how your shares should be voted. Sign and return your proxy as soon as possible in the enclosed postage-paid envelope.

       Please see the reverse side for shareholder services information.























                                  DETACH HERE


                                                                Exhibit A



                                     PROXY


                               TECO ENERGY, INC.


            Proxy for Annual Meeting of Shareholders, April 21, 1999

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                               TECO ENERGY, INC.

   The undersigned hereby constitutes and appoints Girard F. Anderson, Hugh
    L.  Culbreath  and  Henry  R.  Guild, Jr. and any one or more of them,
    attorneys   and  proxies  of  the  undersigned,  with  full  power  of substitution to each attorney and substitute, for and in the name of the undersigned to appear and vote all shares of Common Stock of TECO Energy, Inc. standing in the name of the undersigned as of the close of business February 12, 1999, at the Annual Meeting of Shareholders of the Corporation to be held in accordance with notice received at the principal office of the Corporation, TECO Plaza, 702 North Franklin Street, Tampa, Florida, on April 21, 1999 at 11:30 A.M., and at any and all adjournments thereof, with all powers the undersigned
    would   have  if  personally  present,  hereby  revoking  all  proxies previously given.

SEE (THIS PROXY IS CONTINUED AND IS TO BE SIGNED ON REVERSE SIDE)   SEE
REVERSE                                                          REVERSE
SIDE                                                                SIDE


                                                                  Exhibit A

   [TECO ENERGY LOGO]
   702 North Franklin Street
   Tampa, FL 33602


                        SHAREHOLDER SERVICES INFORMATION


         T E C O Energy offers electronic direct deposit of dividends to your bank account. For more information and enrollment forms, please contact our transfer agent, EquiServe.

         Questions regarding your individual account, changes of address, replacement of lost certificates, dividends and general transfer requirements should be directed to EquiServe.



                        Mailing Address: BankBoston
                              c/o EquiServe, L.P.
                                 P.O. Box 8040
                             Boston, MA 02266-8040

                             Phone:(800) 650-9222


                 Please retain this information for future use.

        Please return your proxy in the enclosed Business Reply Envelope
                      P. O. Box 9373 Boston, MA 02205-9944




                                  DETACH HERE

   ---------------------------------------------------------------------


                                                              Exhibit A

   /X/   Please mark votes as in this example.



   1. ELECTION OF DIRECTORS

   The Board Recommends a Vote FOR all Nominees.

   Instructions - To vote against any individual nominee(s), mark Box (C) and write the name(s) of such nominee(s) above the line provided below.

   Nominees: C. D. Ausley, J. L. Ferman, Jr. and J. O. Welch, Jr.

   /  /  (A)   FOR ALL NOMINEES             /  /  (B)  AGAINST ALL
                                                        NOMINEES
   /  /  (C)
         FOR ALL NOMINEES EXCEPT



   2.    SHAREHOLDER PROPOSAL


   The Board Recommends a Vote AGAINST the Proposal.


   /  /  FOR                                /  /  AGAINST
   /  /  ABSTAIN


    In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.

    This proxy will be voted as specified, or if no specification is made, FOR Proposal 1 and AGAINST Proposal 2.


                     PLEASE SIGN AND MAIL THIS PROXY TODAY

   MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  /  /

   INSTRUCTIONS  -  Signatures  should  correspond exactly with the name or names of Shareholders as they appear on this proxy. Persons signing as
    Attorney,    Executor,  Administrator, Trustee or Guardian should give
    their full titles. Execution on behalf of corporations should be by a duly authorized officer and on behalf of partnerships by a general partner or in the firm name by another duly authorized person.

Signature: ___________ Date: _________ Signature: ____________ Date:______